As filed with the Securities and Exchange Commission on March 29, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHARLOTTE RUSSE HOLDING, INC.

(exact name of registrant as specified in its charter)

Delaware	5621	33-0724325
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4645 MORENA BOULEVARD, SAN DIEGO, CA 92117, (858) 587-1500

(address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BERNARD ZEICHNER

Chief Executive Officer
4645 Morena Boulevard, San Diego, CA 92117, (858) 587-1500
(name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

DANIEL S. EVANS, ESQ.

Ropes & Gray
One International Place
Boston, Massachusetts 02110-2624
Telephone: (617) 971-7000
Telecopy: (617) 951-7050

      Approximate date of commencement of proposed sale to the public: The proposed sale of the securities will be from time to time after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount To Be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit(1)	Offering Price	Registration Fee

common stock, par value $0.01 per share	4,500,000	$24.15	$108,675,000	$9,999

(1)	This price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and is based on the average of the high and the low prices for such common stock on March 25, 2002 as reported on the Nasdaq National Market.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale or these securities is not permitted.

PROSPECTUS	Subject To Completion
March      , 2002

4,500,000 Shares

Common Stock

           This prospectus is being used by certain of our existing stockholders to offer and sell 4,500,000 shares of our common stock. The prices at which these selling stockholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in privately negotiated transactions. We will not receive any of the proceeds from the sale of these shares of common stock. We will pay for all expenses relating to the distribution of these shares of common stock, except that the selling stockholders will pay any selling commissions and discounts.

      Our common stock is quoted on The Nasdaq National Market under the symbol “CHIC” On March 28, 2002, the last sale price of our common stock as reported on The Nasdaq National Market was $25.94.

       Investing in our common stock involves risks. You should carefully review the Risk Factors section of this prospectus beginning on page 3 for the risks and uncertainties that you should consider.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March      , 2002

      The stylized and non-stylized Charlotte Russe® trademarks and the Charlotte’s Room™ trademark referred to in this prospectus are federally registered in the United States, and the ™ and certain product-related Charlotte’s Room™ trademarks referred to in this prospectus are subject to pending applications for registration. These trademarks are the property of Charlotte Russe Holding, Inc. or its subsidiaries. The Rampage® trademark referred to in this prospectus is federally registered in the United States and is used by Charlotte Russe under a license agreement with Rampage Clothing Company. The use of the Rampage trademark by other parties, including other apparel manufacturers and retailers, should not be attributed to our business. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

THE COMPANY

      We are a rapidly growing, mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women between the ages of 15 and 35. We have two distinct, established store concepts, “Charlotte Russe” and “Rampage,” and we are currently developing and testing an additional store concept, “Charlotte’s Room.” As of February 28, 2002, we operated a total of 219 stores throughout 29 states and Puerto Rico. Through our fashion content, merchandise mix, existing store layout and design and striking merchandise presentation, we project fashion attitudes that appeal to customers from a broad range of socioeconomic, demographic and cultural profiles. In addition, the breadth of our merchandise enables our customers to assemble coordinated and complete outfits that satisfy many of their lifestyle needs. We believe that our test-and-reorder strategy, together with our use of primarily domestic vendors, enables us to anticipate, identify and capitalize upon the fashion preferences of our target customers.

      Our Charlotte Russe stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. Our Rampage stores feature emerging fashion trends and thus appeal to women with a flair for making fashion statements and who are willing to pay somewhat higher prices to create a cutting edge look. These two store concepts are located primarily in high-visibility, center court mall locations in spaces that average approximately 7,300 square feet. These stores, which are generally twice as large as those of most of our mall-based competitors, are designed to create an environment that is exciting to shop and accentuates the fashion, breadth and value of our merchandise selection. Our ten Charlotte’s Room stores, which feature accessories, gifts and home décor items for the fashion-driven 11 to 17 year olds, average approximately 3,200 square feet and are designed to create an ageless, playful shopping environment.

RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should carefully consider the following factors before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition and operating results could suffer. In this case, the trading price of our common stock could decline and you could lose all or part of your investment.

We intend to continue to open new stores at a rapid rate, which could strain our resources and cause us to operate our business less effectively.

      Our growth will largely depend on successfully opening and operating new stores. During our fiscal year ended September 29, 2001, we opened 54 new stores, of which 49 were Charlotte Russe and Rampage stores, and we closed two Charlotte Russe stores. The net addition of 47 stores represented an increase of approximately 35% from the number of stores open at the end of the fiscal year ended September 30, 2000. We plan to open at least 55 new Charlotte Russe and Rampage stores during the fiscal year ending September 28, 2002, an increase of 31% from the end of the prior fiscal year for these chains, of which 29 Charlotte Russe and Rampage stores have been opened as of February 28, 2002. We intend to continue to increase our number of Charlotte Russe and Rampage stores by approximately 25-30% per year for at least the next few years. To meet this planned expansion, we recently increased our distribution center capacity and expect that we will have transitioned our operations for our Charlotte Russe stores to this new facility by the end of April 2002. To the extent we experience any significant transition problems, our operations may be negatively impacted. We will also need to continually monitor and upgrade our management information and other systems. This rapid expansion also will place increased demands on our managerial, operational and administrative resources. These demands and needs will be even greater and require more complex solutions to the extent we expand the Charlotte’s Room concept beyond our current plans. These increased demands and operating complexities could cause us to operate our business less effectively, which in turn could cause deterioration in the financial performance of our individual stores and slow our new store growth.

We are continuing to test and make adjustments to our new Charlotte’s Room concept, but we cannot assure you that the concept will warrant additional store growth or, if we add additional stores, that the concept will gain market acceptance.

      We are currently operating ten Charlotte’s Room stores, a new concept featuring accessories, gifts and home decor items for fashion-driven 11 to 17 year olds. This concept is unproven and still in the early stages of development. While we believe that Charlotte’s Room may have the potential for expansion into a national chain, we are continuing to vary our merchandise mix and other aspects of the concept in an effort to achieve consistent results that, in our judgment, would warrant further expansion of this concept. We cannot assure you that we will achieve results that will cause us to open additional Charlotte’s Room stores or that, if we do open additional Charlotte’s Room stores, the concept will be profitable.

Our planned expansion involves a number of risks that could prevent or delay the successful opening of new stores as well as impact the performance of our existing stores.

      Our ability to open and operate new stores successfully depends on many factors, including, among others, our ability to:

•	identify suitable store locations, the availability of which is outside of our control;

•	negotiate acceptable lease terms, including desired tenant improvement allowances;

•	source sufficient levels of inventory to meet the needs of new stores;

•	hire, train and retain store personnel;

•	successfully integrate new stores into our existing operations; and

•	satisfy the fashion preferences of new geographic areas.

      In addition, many of our new stores will be opened in regions of the United States in which we currently have few or no stores. The expansion into new markets may present competitive, merchandising and distribution challenges that are different from those currently encountered in our existing markets. Any of these challenges could adversely affect our business and results of operations. In addition, to the extent our new store openings are in existing markets, we may experience reduced net sales volumes in existing stores in those markets.

The decline in general economic conditions has led to reduced consumer demand for our apparel and accessories.

      Consumer spending habits, including spending for the fashionable apparel and related accessories that we sell, are affected by, among other things, prevailing economic conditions, levels of employment, salaries and wage rates, consumer confidence and consumer perception of economic conditions. The general slowdown in the United States economy and the uncertain economic outlook has adversely affected consumer spending habits and mall traffic, which has resulted in, and may continue to result in, lower net sales than expected on a quarterly or annual basis and which may cause us to delay or slow our expansion plans.

Our stores are heavily dependent on the customer traffic generated by shopping malls.

      Most of our store locations are not sufficiently concentrated to make significant marketing expenditures cost effective. As a result, we depend heavily on locating our stores in prominent locations within successful shopping malls in order to generate customer traffic. We cannot control the development of new shopping malls, the availability or cost of appropriate locations within existing or new shopping malls or the success of individual shopping malls.

If at any time our comparable store sales and quarterly results of operations decline or do not meet the expectations of research analysts, the price of our common stock could decline substantially.

      Our quarterly results of operations for our individual stores have fluctuated in the past and can be expected to continue to fluctuate in the future. For instance, our quarterly comparable store sales increases have ranged as high as 6.4% and as low as a negative 12.1% over the past nine quarters. Our net sales and operating results are typically lower in the second quarter of our fiscal year due to the traditional retail slowdown immediately following the winter holiday season. Our comparable store sales and quarterly results of operations are affected by a variety of factors, including:

•	the timing of new store openings and the relative proportion of new stores to mature stores;

•	fashion trends;

•	calendar shifts of holiday or seasonal periods;

•	the effectiveness of our test-and-reorder strategy in maintaining appropriate inventory levels;

•	changes in our merchandise mix;

•	timing of promotional events;

•	general economic conditions and, in particular, the retail sales environment;

•	actions by competitors or mall anchor tenants;

•	weather conditions; and

•	the level of pre-opening expenses associated with new stores.

Our success depends on our ability to identify and rapidly respond to consumer fashion tastes.

      The apparel industry is subject to rapidly evolving fashion trends and shifting consumer demands. Accordingly, our success is heavily dependent both on the priority our target customers place on fashion and on our ability to anticipate, identify and capitalize upon emerging fashion trends. Current fashion tastes place significant emphasis on a fashionable look. In the past this emphasis has increased and decreased through fashion cycles and decreased emphasis has adversely affected our results. Although we rely on a test-and-reorder merchandise strategy to minimize our exposure to misjudging fashion tastes and to reduce inventory risks, we cannot assure you that this strategy will continue to be successful. Our failure to anticipate, identify or react appropriately to changes in styles, trends, desired images or brand preferences could lead to, among other things, excess inventories and higher markdowns, as well as decreased appeal of our brands.

Our business and reputation may be adversely affected if our Rampage stores are associated with negative publicity related to the use of the Rampage trademark by other parties.

      In connection with the acquisition of our Rampage stores, we acquired the exclusive right within the United States to use the Rampage trademark on exterior and interior signage identifying our Rampage stores, as well as the non-exclusive right within the United States to use the Rampage trademark for promotional and advertising materials. We do not, however, have the right to use the Rampage trademark on our merchandise. The right to market merchandise under the Rampage trademark was retained by Rampage Clothing Company. Further, nothing in our license agreement with Rampage Clothing Company prohibits the sale of merchandise bearing the Rampage trademark by other parties or the licensing of the Rampage trademark to other parties. In fact, Rampage Clothing Company has licensed the trademark to other parties. We believe a positive Rampage brand image is important to our success. Accordingly, if the merchandise sold by the Rampage Clothing Company or other parties under the Rampage trademark is of low quality or if the Rampage Clothing Company or these parties otherwise engage in activities that negatively affect the Rampage trademark or are otherwise inconsistent with our Rampage store concept, consumers could lose confidence in our merchandise and our reputation and business could be materially adversely affected.

Our market share may be adversely impacted at any time by a significant number of competitors.

      We operate in a highly competitive environment characterized by low barriers to entry. We compete against a diverse group of retailers, including national and local specialty retail stores, regional retail chains, traditional department stores and, to a lesser extent, mall merchandisers. Our market share and results of operations may be adversely impacted by this significant number of competitors. Many of our competitors also are larger and have substantially greater resources than we do.

We rely on our good relationships with vendors to implement our business strategy successfully.

      Our business is dependent on continued good relations with our vendors. In particular, we believe that we generally are able to obtain attractive pricing and other terms from vendors because we are perceived as a desirable customer. Our test-and-reorder merchandise strategy also relies in large part on our ability to obtain merchandise from our vendors within three to six weeks from the date of order. Our failure to maintain good relations with our vendors could increase our exposure to changing fashion cycles, which may in turn lead to increased inventory markdown rates.

Our operations, as well as a substantial number of our stores, are concentrated in the Southwest, which makes us susceptible to adverse conditions in this region.

      Our headquarters and distribution centers are located in California, and a substantial number of our stores are located in California and the Southwest. As a result, our business is more susceptible to regional factors than are the operations of more geographically diversified competitors. These factors include, among others, economic and weather conditions, demographic and population changes and fashion tastes. Further, a natural disaster or other catastrophic event, such as an earthquake, affecting southern California could significantly disrupt our operations.

      The state of California is currently experiencing an energy crisis. Although we have not experienced material increases in either our cost of goods sold or overall operating expenses as a result of this crisis, if the crisis continues or becomes more severe, our energy costs may increase significantly in the future for our

California based operations. Any such increase could be material and could adversely affect our margins and our profitability.

Our failure to retain our existing senior management team could adversely affect our business.

      Our business requires disciplined execution at all levels of our organization in order to deliver and display fashionable merchandise in appropriate quantities in our stores in a timely fashion. This execution requires experienced and talented management. We currently have a management team with a great deal of experience with us and in apparel retailing. If we were to lose the benefit of this experience, and in particular if we were to lose the services of Bernard Zeichner, our Chief Executive Officer, or Harriet Bailiss-Sustarsic, our President and Chief Merchandising Officer, our business could be adversely affected. We do not maintain key man insurance on any of the members of our management team.

We are controlled by a small group of existing stockholders whose interests may differ from other stockholders.

      Two investment funds managed by Saunders Karp & Megrue, L.L.C. will beneficially own approximately 44.7% of our common stock after the offering, assuming all shares of such funds covered by this prospectus are sold. Accordingly, they will continue to have significant influence in determining the outcome of all matters submitted to stockholders for approval, including the election of directors and significant corporate transactions. The interests of these stockholders may differ from the interests of other stockholders and their concentration of ownership may have the effect of delaying or preventing a change in control that may be favored by other stockholders. In addition, under a stockholders agreement, these funds collectively have the power to (i) while they hold in the aggregate at least 25% of our outstanding common stock, nominate three directors and designate the chairman of the board of directors and (ii) while they hold in the aggregate of at least 1,820,735 shares of our common stock, including shares of common stock issuable upon exercise of outstanding warrants, nominate two directors and include one director elected by these funds on each committee of the board of directors. You should refer to the section entitled “Selling Stockholders” for more information.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares by the selling shareholders. The entire amount of the proceeds from the sale of the shares of common stock will go to the selling stockholders who offer and sell those shares.

SELLING STOCKHOLDERS

      The selling stockholders are party to a stockholders agreement in which we agreed to register shares of their common stock upon their request so long as such selling stockholders continue to collectively own at least 10% of our common stock. The registration of these shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares of common stock.

      The following table sets forth certain information, as of February 28, 2002, with respect to each of the selling stockholders and their beneficial ownership of our common stock prior to and after the sale of the shares of common stock. The number and percentage of our shares of common stock beneficially owned by the selling stockholders after the offering assumes that each selling stockholder sold all of the shares offered by this prospectus. As of February 28, 2002, there were 20,879,733 shares of outstanding common stock. The information with respect to beneficial ownership has been furnished solely by each of the respective selling stockholders.

      The number of shares beneficially owned by each selling stockholder is determined in accordance with the rules of the Securities and Exchange Commission and are not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock with respect to which each selling stockholder has sole or shared voting of investment power and any shares of common stock that such selling stockholder has the right to acquire within sixty (60) days after February 28, 2002 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange commission, that only the person or entity whose ownership is being reported has converted options and warrants into shares of common stock.

      Unless otherwise indicated, to our knowledge, each selling stockholder named in the table has sole voting and investment power with respect to their shares of common stock.

      We have two directors, Messrs. Allan Karp and David Oddi, who are members of Saunders Karp & Megrue Partners, L.L.C., which is an affiliate of the selling stockholders.

	Shares Beneficially			Shares Beneficially
	Owned Prior to Offering		Number of	Owned After Offering
Shares
Name of Selling Stockholder	Number	Percent	Offered	Number	Percent

Saunders Karp & Megrue, L.L.C.(1)	14,717,348	64.4%	4,500,000	10,217,348	44.7%

(1)	These shares include (a) 12,620,529 shares of common stock owned by The SK Equity Fund, L.P., (b) 131,379 shares of common stock owned by the SK Investment Fund, L.P. and (c) 1,965,440 shares of common stock which may be acquired by these funds pursuant to the exercise of warrants. SKM Partners, L.P. is the general partner of each of The SK Equity Fund, L.P. and the SK Investment Fund, L.P. Saunders Karp & Megrue, L.L.C. serves as the general partner of SKM Partners, L.P. An affiliate of these funds provides us with financial advisory services. The address for each of these entities is 262 Harbor Drive, Stamford, CT 06902.

PLAN OF DISTRIBUTION

      We are registering 4,500,000 shares of our common stock on behalf of the selling stockholders. The selling stockholders may sell the shares of common stock from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sale of shares of common stock may be made on one or more exchanges or automated quotation systems, in one or more underwritten offerings, in the over-the-counter market, in privately negotiated transactions or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers or to underwriters for resale to the public. The shares of common stock may be sold by one or more of, or a combination of, the following: (a) one or more underwritten offerings; (b) a block trade in which the broker-dealer so engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (d) an exchange distribution in accordance with the rules of such exchange; (e) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (f) privately negotiated transactions between a selling stockholder and a purchaser without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

      If the selling stockholders use underwriters for a sale of their shares of common stock covered by this prospectus, the underwriters will acquire such shares for their own account. The underwriters may resell the shares of common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of common stock will be subject to the conditions set forth in the applicable underwriting agreement.

      In connection with any underwritten offering of the shares of common stock covered by this prospectus, any underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock. These transactions may include over-allotment, short sales and purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by underwriters of a greater number of shares of our common stock than they are required to purchase in an offering. In order to cover a short position, the underwriters may bid for and purchase shares of common stock in the open market or may exercise their over-allotment option. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. The underwriters may also impose a penalty bid. This means that the representatives of the underwriters can reclaim a selling concession from a dealer when the shares of common stock originally sold by such dealer in an offering are purchased in a stabilizing transaction or in a transaction to cover short positions.

      As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

      In connection with any underwritten offering, some underwriters and any selling group members who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M. Rule 103 permits passive market making during the period when Regulation M would otherwise prohibit market making activity by the participants in an offering. Passive market making may occur during the business day before the pricing of this offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

      The selling stockholders may also sell the shares of common stock covered by this prospectus directly to one or more purchasers through broker-dealers. In this case, the shares of common stock may be sold by selling stockholders only through registered or licensed brokers or dealers if required under applicable state securities laws. The broker-dealers engaged may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. The broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares of common stock. The broker-dealers may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares of common stock. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

      The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares of common stock or otherwise. In these transactions, broker-dealers may engage in short sales of shares of common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares of common stock short and redeliver shares of common stock to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery of shares of common stock to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus. The selling stockholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares of common stock so loaned, or upon a default the broker-dealer may sell the shares of common stock so pledged, pursuant to this prospectus.

      In accordance with the applicable rules and regulations under the Securities Exchange Act of 1934, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares of common stock through an underwritten offering, block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The prospectus supplement will disclose: (a) the name of each such selling stockholder and of the participating underwriters or broker-dealers; (b) the number of shares of common stock involved; (c) the price at which such shares of common stock were sold; (d) the commissions paid or discounts or concessions allowed to such underwriters or broker-dealers, where applicable; and (e) other facts material to the transaction.

      We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares of common stock.

      We have agreed to indemnify each selling stockholder and any underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any underwriter or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the reporting requirements of the Securities Exchange Act of 1934 and file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information filed by us with the Securities and Exchange Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the following public reference facilities of the Securities and Exchange Commission:

Public Reference Room Room 1024, Judiciary Plaza 450 Fifth Street, N.W. Washington, D.C., 20549	Northeast Regional Office Woolworth Building,16th Floor 233 Broadway New York, New York 10279	Midwest Regional Office Northwest Atrium Center Suite 1400 500 West Madison Street Chicago, Illinois 60661

      You can also request copies of these documents upon payment of a duplicating fee by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings are also available to you on the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission allows us to “incorporate” into this prospectus information that we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. The information contained in the prospectus and information that we file with the Securities and Exchange Commission in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. This updated and superseded information shall not, except as so modified or superseded, constitute a part of this prospectus. We are incorporating by reference the following documents: (1) our Annual Report on Form 10-K for the fiscal year ended September 29, 2001 as filed with the Commission on December 13, 2001, (2) our Proxy Statement for the Annual Meeting of Stockholders on February 12, 2002, (3) our Quarterly Report on Form 10-Q for the quarter ended December 29, 2001, as filed with the Commission on January 18, 2002 and (4) the description of the common stock contained in our Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report updating such description. All other documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of this registration statement and prior to the termination of this offering shall also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of the filing of such documents.

      We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of these documents, other than exhibits to those documents that are not specifically incorporated by reference into the documents. You may request copies by contacting Charlotte Russe Holding, Inc. 4645 Morena Boulevard, San Diego, CA 92117, Attention: Chief Financial Officer, Telephone Number (858) 587-1500.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or any prospectus supplement, regardless of the time of delivery of such prospectus or prospectus supplement or of any sale of the shares of common stock.

LEGAL MATTERS

      Ropes & Gray, Boston, Massachusetts, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 29, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

4,500,000 SHARES

COMMON STOCK

PROSPECTUS

March       , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than any underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission Registration Fee. These expenses may increase substantially to the extent the shares are sold in an underwritten offering.

Securities and Exchange Commission Registration Fee	$9,999
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	25,000
Printing and Miscellaneous Expenses	15,001

Total	$60,000

Item 15.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation authorizes a court to award, or the board of directors of a corporation to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933.

      As permitted by the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant provides that its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. As permitted by the Delaware General Corporation Law, the By-laws of the Registrant provide that the Registrant shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

      The Registrant currently has an insurance policy in place covering its directors and officers from loss arising from the performance of their duties with or on behalf of the Registrant. The maximum aggregate coverage amount under such policy on an annual basis is $10 million and such policy is in effect until October 19, 2002. The Registrant has also obtained additional policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful act and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

      The Registrant has also entered into indemnification agreements with its directors and officers obligating the Registrant to indemnify such directors and officers against losses incurred in connection with certain claims in their capacities as agents of the Registrant.

Item 16.	Exhibits and Financial Statement Schedules.

      (a) The following exhibits are filed herewith:

Exhibit
Number	Exhibit Title

5.1	Opinion of Ropes & Gray.
23.1	Consent of Ropes & Gray. (Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors.
24.1	Power of Attorney.(Included on Signature Page)

Item 17.	Undertakings.

      (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 15 — Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (b) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 28th day of March, 2002.

CHARLOTTE RUSSE HOLDING, INC.

By:	/s/ BERNARD ZEICHNER

Bernard Zeichner
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints David J. Oddi and Daniel T. Carter and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BERNARD ZEICHNER Bernard Zeichner	Chief Executive Officer and Director (Principal Executive Officer)	March 28, 2002

/s/ DANIEL T. CARTER Daniel T. Carter	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 28, 2002

/s/ PAUL R. DEL ROSSI Paul R. Del Rossi	Director	March 28, 2002

W. Thomas Gould	Director	March , 2002

/s/ ALLAN W. KARP Allan W. Karp	Director	March 28, 2002

Signature	Title	Date

/s/ LEONARD H. MOGIL Leonard H. Mogil	Director	March 28, 2002

/s/ DAVID J. ODDI David J. Oddi	Director	March 28, 2002

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

5.1	Opinion of Ropes & Gray.
23.1	Consent of Ropes & Gray. (Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors
24.1	Power of Attorney. (Included on Signature Page)